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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES FOURTH QUARTER RESULTS
AND DECLARES 8.3% INCREASE IN COMMON STOCK DIVIDEND

        Indianapolis, Indiana—February 5, 2004...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and twelve months ended December 31, 2003:

  •
  Diluted funds from operations ("FFO") per share for the quarter increased 6%, to $1.26 from $1.19 (as restated).

  •
  Diluted earnings per share for the quarter increased 60%, to $0.83 from $0.52.

  •
  Diluted FFO per share for the twelve months increased 7%, to $4.04 from $3.76 (as restated).

  •
  Diluted earnings per share for the twelve months decreased 17%, to $1.65 from $1.99.

        The decline in net income for the twelve months is primarily attributable to net gains on the sale of real estate and joint venture interests in real estate in 2002 in excess of 2003 net gains. FFO for 2002 was restated to comply with the SEC's Regulation G and its subsequent guidance.

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Comparable retail sales per square foot increased 3%, to $402 as compared to $391 at December 31, 2002, while total retail sales per square foot increased 4%, to $401 at December 31, 2003 as compared to $386 at December 31, 2002. Average base rents for mall and freestanding stores in the regional mall portfolio were $32.26 per square foot at December 31, 2003, an increase of $1.56 or 5%, from December 31, 2002. The average initial base rent for new mall store leases signed during 2003 was $41.28, an increase of $8.29 or 25% over the tenants who closed or whose leases expired. Occupancy for mall and freestanding stores in the regional malls at December 31, 2003 was 92.4%, as compared to 92.7% at December 31, 2002.

        "We are pleased with our growth in FFO for 2003, achieved even with the write-off of costs related to an abandoned tender offer, the cessation of earnings recognition from the Company's interest in Mall of America, and the earnings dilution associated with the sale of non-core assets," said David Simon, Chief Executive Officer. "We are poised for a successful 2004. Our core business fundamentals remain solid with regional mall average base rent growth of 5%, tenant sales growth of approximately 4%, and comparable property NOI growth of 3.5% for the year. Occupancy was down slightly at year-end due to a few retailer bankruptcy-related closings during the last three months of the year. Our continued confidence in the Company was demonstrated by our strong 8.3% dividend increase announced today."

Dividends

        Today the Company also announced a common stock dividend of $0.65 per share, an increase of 8.3%. This dividend will be paid on February 27, 2004 to shareholders of record on February 17, 2004.

        The Company also declared dividends on its two public issues of preferred stock, payable on March 31, 2004 to shareholders of record on March 17, 2004:

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share.

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)- $0.98625 per share.

Development Activities

        The Company has five new development projects currently under construction:

  •
  Chicago Premium Outlets is the third development to be undertaken jointly by Simon and Chelsea Property Group. A 50/50 joint venture, the site is approximately 35 miles west of downtown Chicago on Interstate 88, also known as the East-West Tollway, in Aurora, Illinois. This upscale manufacturers' outlet shopping center will comprise 438,000 square feet. Net costs are expected to approximate $92 million and the project is scheduled to open May 19, 2004.

  •
  Clay Terrace is a 570,000 square foot upscale lifestyle center located at the southwest corner of U.S. 31 and 146th Street, approximately fifteen miles north of downtown Indianapolis, Indiana. Clay Terrace is an open-air, mixed-use shopping center project, incorporating a mix of "big box" anchor stores, specialty retail stores, unique restaurants and Class A office space. Clay Terrace tenants will include: Dick's Sporting Goods, Wild Oats, Circuit City, Mitchell's Fish Market, and Designer Shoe Warehouse. The Company owns the project in a 50/50 joint venture with Lauth Property Group. Gross costs are expected to approximate $108 million and the project is scheduled to open in the fourth quarter of 2004.

  •
  St. Johns Town Center, a 1.5 million square foot open-air retail project, is under construction in Jacksonville, Florida. The project will be comprised of a village component with a mainstreet design and a community center, and will feature Dillard's, Barnes & Noble, Dick's Sporting Goods, Target, Ross Dress for Less, Designer Shoe Warehouse, Staples and PetsMart. Restaurants will include The Cheesecake Factory, Maggiano's, and P.F. Chang's. Simon is developing the project in conjunction with joint venture partner Ben Carter Properties. The Company will own 85% of this project until certain financial hurdles are met, at which time ownership reverts to 50/50. Gross costs are expected to approximate $158 million and the project is scheduled to open in the first quarter of 2005.

  •
  Wolf Ranch will be a 670,000 square foot retail shopping complex located at the southwest corner of I-35 and State Road 29 in Georgetown, Texas. It will be an open-air, mixed-use shopping center containing a mix of "big box" anchor stores, specialty retail stores and unique restaurants. Wolf Ranch will be anchored by Target and Kohl's and contain eight junior anchors including Linens N' Things, Office Depot and PetsMart. Gross costs are expected to approximate $80 million, construction started on December 16, 2003, and the project is scheduled to open in the third quarter of 2005. The Company owns 100% of this asset.

  •
  Firewheel Center will be a 785,000 square foot open-air regional shopping center located at the intersection of State Road 190 and President George Bush Expressway and State Road 78 in Garland, Texas. The project will feature Foley's, Dillard's, AMC Theaters, Barnes & Noble, Circuit City, Sports Authority and Linens N' Things. The project will contain approximately 245,000 square feet of small shop space, four sit-down restaurants, plus 75,000 square feet of second level office space. Gross costs are expected to approximate $126 million, construction will begin on February 26, 2004, and the project is scheduled to open in the fall of 2005. The Company also owns 100% of this asset.

        The Company's most significant expansion and redevelopment projects underway are the redevelopment of SouthPark Mall in Charlotte, North Carolina and the expansion of The Forum Shops at Caesars. At SouthPark, a new 153,000 square foot Nordstrom, 60,000 square foot Hecht's expansion, and 50,000 additional square feet of small shops will open in March of 2004. An additional phase of the redevelopment of SouthPark is under construction which will add Galyan's (opening in the third quarter of 2004) and two restaurants. The phase III expansion of Forum Shops will open in October of 2004, adding 175,000 square feet of unique luxury designers, restaurants, and one-of-a kind retailers.

        The Company also recently announced the 2004 addition of Nordstrom to Dadeland Mall in Miami, the 2005 addition of Nordstrom to Phipps Plaza in Atlanta, and the 2005 addition of Neiman Marcus to Town Center at Boca Raton, in Boca Raton, Florida.

        The Company expects that its share of spending on development and redevelopment activities will approximate $450 million in 2004.

Acquisitions

        During the fourth quarter, the Company completed a series of transactions that increased its ownership in Kravco Investments L.P. (KI), a Philadelphia, Pennsylvania-based owner of regional malls, and Kravco Company (KC), its affiliated property management company. These transactions increased SPG's ownership in KI to approximately 80% and in KC to 50%. Members of the family of Arthur Powell, one of the founders of these companies, retained ownership of the remaining interests.

        SPG acquired interests in KI and KC from certain private investors, The Rouse Company and Westfield America Trust. SPG, Rouse and Westfield obtained their interests in Kravco in connection with the 2002 acquisition of assets from Rodamco North America, N.V.

        KI was renamed Kravco Simon Investments (KSI) and KC was renamed Kravco Simon Company (KSC) to reflect the new ownership. KSI owns interests in six regional malls, five of which are located in the Philadelphia metropolitan area. Included in the portfolio is an interest in the Plaza and Court at King of Prussia, one of the country's most successful regional malls. Occupancy of the KI mall portfolio was 93.4% at year-end and 2003 sales per square foot were $424. KI also owns interests in four community shopping centers.

        Total consideration paid by the Company in these transactions was approximately $293 million, including the assumption of its pro rata share of mortgage indebtedness. The Company's partnership subsidiary, Simon Property Group, L.P., issued $107.4 million of perpetual preferred operating partnership units as part of the consideration.

        On December 30th, the Company announced the completion of its joint venture with The Rinascente Group. Gallerie Commerciali Italia S.p.A ("GCI") was created for the ownership, management and development of shopping centers in Italy.

        The Rinascente Group contributed its existing shopping center assets and development opportunities to GCI, and then sold 49% of the new company to an affiliate of the Company. The initial value of GCI is approximately €860 million. The Company's equity investment was approximately €187 million, funded by a three-year unsecured term loan at Euro Libor plus 60 basis points provided by JP Morgan, Bank of America, Citicorp and UBS AG. The Company has the ability to elect three members to GCI's board of directors, including the right to appoint its Chairman. Through their respective board representatives, the Company and Rinascente have joint decision making power over matters affecting the operation and management of GCI, including new development opportunities and the acquisition and disposition of assets.

        The portfolio consists of 38 shopping centers currently open and operating, comprising approximately six million square feet (including hypermarket space and certain small shop space not owned by GCI). Additionally, GCI has several projects under construction and in predevelopment that could add up to six million additional square feet over the next five years. This transaction significantly increases the Company's presence in Europe and partners the Company with Rinascente and Auchan, two of Europe's leading retailers.

Dispositions

        Three asset dispositions are reflected in fourth quarter results.

  •
  On October 28th, the Company sold its 80% interest in Mainland Crossing, a community center, in Texas City, Texas.

  •
  On November 3rd, the Company sold its 100% interest in South Park Mall, located in Shreveport, Louisiana.

  •
  On December 12th, the Company sold its 100% interest in Bergen Mall, located in Paramus, New Jersey.

        Gross proceeds from the three transactions totaled approximately $154 million, resulting in a net gain of $48 million. The aggregate cap rate for the dispositions was 7.1%.

Financing Activities

        On December 16th, the Company announced that the holders of all but 18,340 shares of its approximately 4.3 million shares of 6.5% Series B Convertible Preferred Stock called for redemption on December 15, 2003, exercised their right to convert their preferred stock into common stock prior to the redemption. The Company issued approximately 11.1 million shares of common stock to the holders of the preferred stock who exercised their conversion rights after November 13, 2003. The 18,340 shares of preferred stock not converted were redeemed by the Company at a price of $106.34 per share, which includes dividends accrued to the redemption date. The Company privately issued preferred stock to cover the cost of the preferred stock redeemed.

        On January 20, 2004, the Company's partnership subsidiary, Simon Property Group, L.P., completed the issuance of $500 million of senior unsecured notes. The issue included $300 million of 3.75% Notes due 2009 and $200 million of 4.90% Notes due in 2014.

        Concurrent with the note pricing, the Company swapped the $300 million five-year tranche to floating rate debt at an effective rate of six month Libor in arrears plus less than one basis point. Net proceeds from the offering were used to repay or exchange existing indebtedness. The transaction was priced on January 13, 2004.

2004 Guidance

        The Company reaffirmed guidance today, with diluted FFO expected to be within a range of $4.24 to $4.32 per share for the year ending December 31, 2004 and diluted net income per share to be within a range of $1.72 to $1.80.

        The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share.

For the twelve months ended December 31, 2004

	Low Range	High Range
Estimated diluted FFO per share	$4.24	$4.32
Depreciation and amortization including our share of joint ventures	(2.53)	(2.53)
Impact of additional dilutive securities for FFO per share	0.01	0.01

Estimated diluted net income per share	$1.72	$1.80

Forward-Looking Statements

        Estimates of future net income per share and FFO are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest or foreign currency. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.companyboardroom.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Standard Time (New York) tomorrow, February 6th. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

        The Company will publish a supplemental information package tomorrow morning which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of a Form 8-K. If you wish to receive a copy via mail, please call 800-461-3439.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 246 properties containing an aggregate of 190 million square feet of gross leasable area in 37 states, as well as ownership interests in other real estate assets in North America. The Company holds interests in 46 assets in Europe (in France, Italy and Poland). Additional Simon Property Group information is available at www.simon.com.

SIMON(A)(B)(C)

Combined Statements of Operations

Unaudited

(In thousands, except as noted)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUE:
Minimum rent	$381,759	$364,456	$1,375,407	$1,297,047
Overage rent	23,433	22,834	47,991	47,314
Tenant reimbursements	175,196	180,887	674,854	643,049
Management fees and other revenue	19,090	0	78,292	0
Other income	60,383	37,926	137,109	136,742

Total revenue	659,861	606,103	2,313,653	2,124,152
EXPENSES:
Property operating	83,192	76,686	327,819	307,411
Depreciation and amortization	127,545	123,832	498,136	467,395
Real estate taxes	53,224	55,955	219,274	210,181
Repairs and maintenance	23,421	22,013	84,623	74,098
Advertising and promotion	23,804	22,694	61,765	59,857
Provision for credit losses	3,651	2,418	14,253	9,014
Home and regional office costs	23,534	12,665	80,105	45,159
General and administrative	3,975	646	15,083	3,233
Costs related to withdrawn tender offer	81	0	10,581	0
Other	9,682	9,318	27,229	29,548

Total operating expenses	352,109	326,227	1,338,868	1,205,896
OPERATING INCOME	307,752	279,876	974,785	918,256
Interest expense	151,016	152,078	602,510	599,266

Income before minority interest	156,736	127,798	372,275	318,990
Minority interest	(3,970)	(4,129)	(7,277)	(10,498)
Gain (loss) on sales of assets and other, net	(24)	(8,372)	(5,146)	162,011
Gain (loss) from debt related transactions, net	0	(10)	0	14,576
Income tax expense of taxable REIT subsidiaries	(1,147)	0	(7,597)	0

Income before unconsolidated entities	151,595	115,287	352,255	485,079
Loss from MerchantWired, LLC, net	0	0	0	(32,742)
Income from other unconsolidated entities	28,656	26,628	99,645	92,811

Income from continuing operations	180,251	141,915	451,900	545,148
Results of operations from discontinued operations	1,755	6,020	7,421	16,507
Gain on disposal or sale of discontinued operations, net	48,086	0	22,394	0

Income before allocation to limited partners	230,092	147,935	481,715	561,655
LESS:
Limited partners' interest in the Operating Partnership	53,039	33,109	100,956	127,727
Preferred distributions of the Operating Partnership	3,539	2,835	12,044	11,340

NET INCOME	173,514	111,991	368,715	422,588
Preferred dividends	(8,090)	(15,683)	(55,138)	(64,201)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$165,424	$96,308	$313,577	$358,387

SIMON(A)(B)

Per Share Data and Selected Mall Operating Statistics

Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.66	$0.50	$1.53	$1.92
Discontinued operations—results of operations and gain on disposal or sale, net	0.20	0.02	0.12	0.07

Net Income available to Common Shareholders	$0.86	$0.52	$1.65	$1.99

Percentage Change	65.4%		-17.1%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.64	$0.50	$1.53	$1.92
Discontinued operations—results of operations and gain on disposal or sale, net	0.19	0.02	0.12	0.07

Net Income available to Common Shareholders	$0.83	$0.52	$1.65	$1.99

Percentage Change	59.6%		-17.1%

SELECTED U.S. REGIONAL MALL OPERATING STATISTICS

	December 31, 2003	December 31, 2002
Occupancy(D)	92.4%	92.7%
Average rent per square foot(D)	$32.26	$30.70
Total sales volume (in millions)(E)	$19,486	$17,971
Comparable sales per square foot(E)	$402	$391
Total sales per square foot(E)	$401	$386

SIMON(A)(B)

Reconciliation of Net Income to FFO(F)

Unaudited

(In thousands, except as noted)

        The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002(G)	2003	2002(G)
Net Income(H)(I)	$173,514	$111,991	$368,715	$422,588
Plus: Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	56,578	35,944	113,000	139,067
Plus: Depreciation and amortization from combined consolidated properties and discontinued operations	124,830	126,623	499,737	478,379
Plus: Simon's share of depreciation and amortization and other items from unconsolidated entities	38,907	42,563	147,629	150,217
Plus: (Gain)/Loss on sales of real estate and discontinued operations	(48,062)	8,372	(17,248)	(162,011)
Less: Management Company gain on sale of real estate, net	0	0	0	(8,400)
Less: Minority interest portion of depreciation and amortization	(885)	(2,268)	(3,546)	(7,943)
Less: Preferred distributions and dividends	(11,629)	(18,518)	(67,182)	(75,541)

FFO of the Simon Portfolio	$333,253	$304,707	$1,041,105	$936,356

FFO of the Simon Portfolio	$333,253	$304,707	$1,041,105	$936,356
FFO Allocable to the LP Unitholders	(80,156)	(78,462)	(253,638)	(245,352)

Basic FFO Allocable to the Company	253,097	226,245	787,467	691,004
Impact of Series A, B and C Preferred Stock Conversion & Option Exercise(J)	5,279	10,187	34,702	38,167

Diluted FFO Allocable to the Company	$258,376	$236,432	$822,169	$729,171

Basic Weighted Average Shares Outstanding	192,533	185,539	189,475	179,910
Effect of Stock Options	935	654	824	672
Impact of Series A Preferred 6.5% Convertible Stock	0	1	0	919
Impact of Series B Preferred 6.5% Convertible Stock	9,299	12,491	11,686	12,491
Impact of Series C Cumulative Preferred 7% Convertible Units	1,968	0	1,483	0

Diluted Weighted Average Number of Equivalent Shares	204,735	198,685	203,468	193,992

Basic FFO Per Share:
Basic FFO Allocable to the Company	$253,097	$226,245	$787,467	$691,004
Basic Weighted Average Shares Outstanding	192,533	185,539	189,475	179,910
Basic FFO per Share	$1.31	$1.22	$4.16	$3.84
Percent Increase	7.4%		8.3%
Diluted FFO per Share:
Diluted FFO Allocable to the Company	$258,376	$236,432	$822,169	$729,171
Diluted Weighted Average Number of Equivalent Shares	204,735	198,685	203,468	193,992
Diluted FFO per Share	$1.26	$1.19	$4.04	$3.76
Percent Increase	5.9%		7.4%

SIMON(A)(B)(C)

Combined Balance Sheets

(In thousands, except as noted)

	Unaudited December 31, 2003	December 31, 2002
ASSETS:
Investment properties, at cost	$14,971,823	$14,249,615
Less—accumulated depreciation	2,556,578	2,222,242

	12,415,245	12,027,373
Cash and cash equivalents	535,623	397,129
Tenant receivables and accrued revenue, net	305,200	311,361
Notes and advances receivable from Management Company and affiliates	—	75,105
Investment in unconsolidated entities, at equity	1,811,773	1,665,654
Deferred costs, other assets, and minority interest, net	616,880	427,880

Total assets	$15,684,721	$14,904,502

LIABILITIES:
Mortgages and other indebtedness	$10,266,388	$9,546,081
Accounts payable, accrued expenses and deferred revenue	667,610	624,505
Cash distributions and losses in partnerships and joint ventures, at equity	14,412	13,898
Other liabilities, minority interest and accrued dividends	280,414	228,508

Total liabilities	11,228,824	10,412,992

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	859,050	872,925
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	258,220	150,852
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 12,078,012 and 16,830,057 issued and outstanding, respectively. Liquidation values $376,950 and $858,006, respectively.	367,483	814,254
Common stock, $.0001 par value, 400,000,000 shares authorized, 200,876,552 and 184,438,095 issued, respectively	20	18
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 3,200,000 issued and outstanding	1	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,121,332	3,686,161
Accumulated deficit	(1,097,317)	(961,338)
Accumulated other comprehensive income	12,586	(8,109)
Unamortized restricted stock award	(12,960)	(10,736)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,338,627	3,467,733

	$15,684,721	$14,904,502

SIMON

Joint Venture Statements of Operations

Unaudited

(In thousands, except as noted)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUE:
Minimum rent	$251,098	$227,453	$900,390	$805,537
Overage rent	16,696	15,969	31,086	29,279
Tenant reimbursements	129,175	115,338	468,049	406,856
Other income	51,878	20,223	198,512	55,375

Total revenue	448,847	378,983	1,598,037	1,297,047
EXPENSES:
Property operating	98,410	54,683	312,911	210,051
Depreciation and amortization	75,932	63,658	272,746	234,264
Real estate taxes	35,736	34,371	140,261	126,390
Repairs and maintenance	18,839	22,458	75,691	69,853
Advertising and promotion	17,961	14,964	45,435	38,656
Provision for credit losses	(670)	5,211	8,684	9,131
Other	11,644	14,350	70,008	34,466

Total operating expenses	257,852	209,695	925,736	722,811
OPERATING INCOME	190,995	169,288	672,301	574,236
Interest expense	93,752	89,316	364,740	337,119

Income Before Minority Interest and Unconsolidated Entities	97,243	79,972	307,561	237,117
Income from unconsolidated entities	1,184	3,222	8,393	3,062
Minority interest	(115)	(362)	(654)	(751)

Income from Continuing Operations	98,312	82,832	315,300	239,428
Income from discontinued joint venture interests(K)	—	700	1,295	16,063

NET INCOME	$98,312	$83,532	$316,595	$255,491

Third-party investors' share of Net Income	$62,148	$48,914	$190,535	$150,161

Our share of Net Income	36,164	34,618	126,060	105,330
Amortization of Excess Investment	7,508	9,432	26,415	26,635

Income from Unconsolidated Joint Ventures	$28,656	$25,186	$99,645	$78,695

SIMON

Joint Venture Balance Sheets

Unaudited

(In thousands, except as noted)

	December 31, 2003	December 31, 2002
ASSETS:
Investment properties, at cost	$10,239,929	$8,160,065
Less—accumulated depreciation	1,798,564	1,327,751

	8,441,365	6,832,314
Cash and cash equivalents	308,781	199,634
Tenant receivables	262,893	199,675
Investment in unconsolidated entities	94,853	6,966
Other assets	227,485	190,561

Total assets	$9,335,377	$7,429,150

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other notes payable	$6,643,052	$5,306,465
Accounts payable and accrued expenses	310,190	289,793
Other liabilities	74,206	66,090

Total liabilities	7,027,448	5,662,348

Preferred units	152,450	125,000
Partners' equity	2,155,479	1,641,802

Total liabilities and partners' equity	$9,335,377	$7,429,150

Our Share of:
Total assets	$3,861,497	$3,123,011

Partners' equity	$885,149	$724,511
Add: Excess Investment, net	912,212	831,728

Our net investment in joint ventures	$1,797,361	$1,556,239

Mortgages and other notes payable	$2,739,630	$2,279,609

        Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

SIMON(A)

Footnotes to Financial Statements

Unaudited

Notes:

(A)
On December 31, 2002, Simon Property Group, Inc. merged with its paired share affiliate, SPG Realty Consultants, Inc. The Statements of Operations and Balance Sheets represent the combined, condensed financial statements of Simon Property Group, Inc. and SPG Realty Consultants, Inc. for 2002.

(B)
The results reflect the acquisition of assets from Rodamco North America N.V. on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly productive regional malls in the United States.

(C)
On January 1, 2003, the Company's partnership subsidiary, Simon Property Group, L.P., acquired all of the remaining equity interests of M.S. Management Associates, Inc. ("MSM"). MSM provides management, leasing and other services for certain of the Company's properties. MSM is now a wholly owned consolidated taxable REIT subsidiary ("TRS") of Simon Property Group, L.P. As of January 1, 2003, financial results of MSM are reported on the consolidated method. New line items on the Statements of Operations as a result of the consolidation are: Management fees and other revenue, Home and regional office costs, General and administrative expense, and Income tax expense of taxable REIT subsidiaries. In prior years, a portion of Home and regional office costs and General and administrative expense incurred by MSM was allocated to the consolidated properties and reported as Property operating expense. Effective with the consolidation of MSM, this allocation is eliminated in 2003 and the allocations in 2002 have been reclassified to conform with the current year presentation. Home and regional office costs include salary and benefits, office rent, office expenses and information services expenses incurred in the Company's home office and regional offices. General and administrative expense represents the costs of operating as a public company and includes such items as stock exchange fees, public and investor relations expenses, executive officers' compensation expenses, audit fees, and legal fees.

(D)
Includes mall and freestanding stores.

(E)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

(F)
As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(G)
FFO for the quarter ended December 31, 2002 has been restated for the adoption of SFAS 141 and SFAS 142 to reflect the fair market value of leases from acquisitions, increasing FFO by $5.0 million or $0.02 per share. FFO for the twelve months ended December 31, 2002, has been restated for: the recording of fair market value of leases from acquisitions (increasing FFO by $5.0 million); the Company's gains on debt-related transactions previously reported as extraordinary under GAAP (increasing FFO by a net $14.3 million) and the Company's share of impairment of technology assets (reducing FFO by a net $26.7 million). The impact of the restatements for the year on a per share diluted basis was a net decrease of $0.03.

(H)
Includes our share of gains on land sales of $18.3 million and $11.1 million for the three months ended December 31, 2003 and 2002, respectively, and $42.0 million and $39.4 million for the twelve months ended December 31, 2003 and 2002, respectively.

(I)
Includes our share of straight-line adjustments to minimum rent of $1.6 million and $3.4 million for the three months ended December 30, 2003 and 2002, respectively, and $6.1 million and $10.2 million for the twelve months ended December 31, 2003 and 2002, respectively.

(J)
Includes dividends of Series A, B and C Preferred Stock allocable to the Company as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding. The Series A shares impacted only the 2002 results as they were converted during 2002.

(K)
Discontinued Joint Venture Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of December 31, 2003.

QuickLinks

SIMON(A)(B)(C) Combined Statements of Operations Unaudited (In thousands, except as noted)
SIMON(A)(B) Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON(A)(B)(C) Combined Balance Sheets (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)
SIMON(A) Footnotes to Financial Statements Unaudited